Exhibit 10.22

ASSET PURCHASE AGREEMENT

by and among

AMERICAN DEFENSE SYSTEMS, INC.,

TACTICAL APPLICATIONS GROUP

and

LISA SUE QUINLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION	1

1.1 Definitions	1
1.2 Other Defined Terms	4
1.3 Interpretation	5

ARTICLE II PURCHASE AND SALE OF ASSETS	6

2.1 Acquired Assets; Excluded Assets	6
2.2 Acquired Liabilities; Excluded Liabilities	7
2.3 Purchase Price	7
2.4 Purchase Price Adjustment	8
2.5 Allocation of Purchase Price	9

ARTICLE III THE CLOSING; CONDITIONS TO CLOSING	9

3.1 Closing
3.2 Conditions to Obligations of the Buyer	9
3.3 Conditions to Obligations of the Company	11

ARTICLE IV REPRESENTATIONS OF THE COMPANY AND THE OWNER	12

4.1 Organization, Qualification and Corporate Power	12
4.2 Authorization	12
4.3 Financial Statements	13
4.4 Absence of Certain Changes	13
4.5 Undisclosed Liabilities	13
4.6 Tax Matters	14
4.7 Assets	15
4.8 Intellectual Property	15
4.9 Real Property	16
4.10 Contracts	17
4.11 Government Contracts and Bids	18
4.12 Accounts Receivable	21
4.13 Insurance	21
4.14 Litigation	21
4.15 Employees	21
4.16 Employee Benefits	22
4.17 Environmental Matters	23
4.18 Legal Compliance	23
4.19 Permits	23
4.20 Certain Business Relationships With Affiliates	23
4.21 Broker’s Fees	23
4.22 Books and Records	24
4.23 Customers and Suppliers	24
4.24 Disclosure	24
4.25 Investment Intent	24

ARTICLE V REPRESENTATIONS OF THE BUYER	26

5.1 Organization, Qualification and Corporate Power	26
5.2 Authorization	26
5.3 Broker’s Fees	26

ARTICLE VI COVENANTS	27

6.1 Best Efforts	27
6.2 Consents	27
6.3 Further Assurances	27
6.4 Employment and Employee Benefits	27
6.5 Non-Competition; Non-Solicitation	28
6.6 Confidentiality	29

ARTICLE VII INDEMNIFICATION	29

7.1 Indemnification by the Company and the Owner	29
7.2 Indemnification by the Buyer	30
7.3 Method of Asserting Claims	30
7.4 Set-Off	32
7.5 No Bar; Waiver	32
7.6 Effect of Investigation	32
7.7 Survival	33

ARTICLE VIII TERMINATION	33

ARTICLE IX MISCELLANEOUS	34

9.1 Notices	34
9.2 Successor and Assigns	34
9.3 Entire Agreement; Amendments; Attachments	35
9.4 Severability	35
9.5 Expenses	35
9.6 Governing Law	35
9.7 Section Headings	35
9.8 Counterparts	35
9.9 Construction
9.10 No Third Party Beneficiaries	36
9.11 Specific Performance	36
9.12 Submission to Jurisdiction	36

LIST OF EXHIBITS

Exhibit A - Form of Bill of Sale

Exhibit B - Form of Owner Employment Agreement

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of November 15, 2007, by and among American Defense Systems, Inc., a Delaware corporation (the “Buyer”), Tactical Applications Group, a sole proprietorship (the “Company”), and Lisa Sue Quinlan, the sole proprietor of the Company (the “Owner”).  The Buyer, the Company and the Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Whereas, the Company, through its Retail Operations division (the “Division”), is the owner of certain assets, properties, rights and interests used in or related to the Business (as defined below);

Whereas, the Owner is the President and sole proprietor of the Company; and

Whereas, the Owner desires to sell, and Buyer desires to purchase, substantially all of the assets, properties, right and interests used in or related to the Business in consideration of certain payments by Buyer on the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1           Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual’s spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Books and Records” means the books and records of the Company relating to the Business or the Division, including (i) books and records relating to the purchase of materials and supplies, the creation or processing of products, sales or licenses of products and/or services, dealings with customers, customer financial data and information, invoices, customer lists, inventories, supplier lists, personnel records and Taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Business” means the provision of products to any branch of the military and/or any law enforcement agency.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Contracts” means contracts, agreements, licenses, leases, obligations, commitments, undertakings, sales, orders (including delivery orders, purchase orders and change orders), and blanket purchase agreements (whether written or oral, express or implied).

“Equipment” means equipment, furniture, fixtures, computer equipment and other tangible personal property used or held for use in the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Customer” means any Person (or an Affiliate thereof) to which the Company provided services or products related to the Business at any time during the two years immediately preceding the Closing Date.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Geographic Area” means the United State of America.

“Independent Accountants” means an independent accounting firm of national or regional reputation which has not performed services for the Buyer or the Company, or any of their respective Affiliates, during the preceding three year period, which is selected by the Buyer and the Company (or if they cannot agree, by the Buyer’s and the Company’s respective independent accounting firms).

“Intellectual Property” means all (i) patents and patent applications, whether utility, design or other, including continuation, continuation-in-part, divisional, reissue, reexamination, invention disclosures, certificates of invention and registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) domain names, computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights and (vii) copies and tangible embodiments thereof.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” or “Company’s knowledge” means any fact, circumstance, event or other matter that (i) the Owner or any other officer or director of the Company or employee of the Business actually knows, or (ii) any of the individuals referred to in the preceding clause (i) should know or would reasonably be expected to know in the normal discharge of his or her assigned duties and responsibilities.

“Law” means, in relation to any jurisdiction, any national, federal, state, municipal or local or other statute, law, treaty, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, assessment, easement, servitude, covenant, reservation, defect in title, license, ownership interest of another Person, encroachment or other burden or restriction.

“Material Adverse Change” or “Material Adverse Effect” means any event, change, effect or occurrence that, individually or together with any other event, change, effect or occurrence, (i) is, or could reasonably be expected to be, materially adverse to the business, assets, capitalization, properties, operations, prospects, condition (financial or otherwise), actual or anticipated results of operations or liabilities (contingent or otherwise) of the Division or the Business, (ii) prevents or materially delays the performance by the Company of its obligations under this Agreement or (iii) has, or could reasonably be expected to have, a material adverse effect on the ability of the Buyer to operate the Business immediately after the Closing Date.

“Order” means any order, award, decision, injunction, judgment, decree, ruling, subpoena, writ, assessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Entity.

“Permitted Exceptions” means Liens for current Taxes, assessments or other governmental charges not yet delinquent.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other Lien (whether arising by contract or by operation of law).

“Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means all taxes, including any re-assessment thereof, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, estimated, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof or any failure to file returns or reports with respect thereto.

“Working Capital” means current assets of the Business minus current liabilities of the Business, determined in accordance with GAAP, and otherwise prepared on a basis consistent with the Current Balance Sheet.

1.2           Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
Acquired Assets	Section 2.1(a)
Actual Purchase Price	Section 2.4(c)
Agreed Amount	Section 7.3(b)
Agreement	Preamble
Allocation Schedule	Section 2.5
Annual Financial Statements	Section 4.3(a)
Assumed Liabilities	Section 2.2(a)
Bill of Sale	Section 3.2(c)
Business Intellectual Property	Section 2.1(a)
Buyer	Preamble
Buyer Indemnified Persons	Section 7.1
Buyer Plans	Section 6.8(b)
Claim Notice	Section 7.3(a)
Cap Amount	Section 7.7(a)
Claimed Amount	Section 7.3(a)
Closing	Section 2.1(a)
Closing Date	Section 3.1
Closing Date Balance Sheet	Section 2.4(c)
Closing Date Payment Certificate	Section 2.4(c)
Closing Purchase Price	Section 2.3
Code	Section 4.6(d)
Company	Preamble
Company Plans	Section 4.16(a)
Confidential Information	Section 6.10
Contested Amount	Section 7.3(c)
Current Balance Sheet	Section 4.3(a)
Current Financial Statements	Section 4.3(a)
Damages	Section 7.1
Disclosure Schedule	Article iv
DOL	Section 4.15(b)
EAD	Section 4.15(b)
Estimated Purchase Price	Section 2.3
Excluded Assets	Section 2.1(b)
Excluded Liabilities	Section 2.2(b)
FAR	Section 4.11(e)
Financial Statements	Section 4.4(a)
Government Contract	Section 4.11(a)
Governmental Entity	Section 4.2

Indemnified Persons	Section 7.2
Indemnifying Party	Section 7.3(a)
Insurance Policies	Section 4.13
Inventory	Section 2.1(a)
INS	Section 4.15(b)
NSA Contracts	Section 6.11
Noncompete Agreement	Section 3.2(c)
Offered Employees	Section 6.8(a)
Party(ies)	Preamble
Permits	Section 4.19
Prime Government Contract	Section 4.11(a)
Protected Employee	Section 6.9(a)
Purchase Price	Section 2.3
Related Party Transactions	Section 4.20
Response Notice	Section 7.3(b)
Seller Indemnified Person	Section 7.2
Surviving Representations	Section 7.5(b)
Transferred Employees	Section 6.8(a)
Transition Services Agreement	Section 3.2(c)
Termination Date	Section 7.5(c)
Threshold Amount	Section 7.6(a)
U.s. Government	Section 4.11(a)
Work Permit	Section 4.15(b)
Working Capital Adjustment	Section 2.4(a)

1.3           Interpretation.  In this Agreement, unless clear contrary intention appears:

(a)           A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(b)           A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(c)           The word “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d)           A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(e)           All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Acquired Assets; Excluded Assets.

(a)           Acquired Assets.  At the closing of the transactions contemplated by this Agreement (the “Closing”), the Owner and the Company will sell, assign, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Owner and the Company, all right, title and interest in and to the Acquired Assets, free and clear of all Liens, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, “Acquired Assets” shall mean all of the assets of the Division or used or held for use in or related to the conduct of the Business, as of the Closing Date, including the following assets:

(i)            all cash, marketable securities and other cash equivalents of the Business as of the Closing Date;

(ii)           any Equipment used in the operation of the Business, and all third party warranties and guarantees and other similar contractual rights, if any, as to third parties with respect to any such Equipment;

(iii)          all inventories of raw materials, work in process, backlog, contract deliverables or product inventories attributable to the Business (the “Inventory”);

(iv)          all accounts and notes receivable and such other claims for money due, and any unpaid interest or fees accrued on any such accounts and notes receivable attributable to the Business;

(v)           all Contracts related to the operation of the Business (the “Acquired Contracts”);

(vi)          all Permits associated with the Business if and to the extent transferable or assignable to the Company;

(vii)         all Intellectual Property used in connection with the operation of the Business, together with all rights associated therewith, including the right to sue and collect for any past, present or future infringement, misappropriation or unauthorized use thereof, and any goodwill associated with any trademarks included therein and all Company know-how and trade secrets directly related to such Intellectual Property (collectively, the “Business Intellectual Property”);

(viii)        all rights under or pursuant to warranties and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Business and all other claims and rights against third parties relating to the Acquired Assets or Assumed Liabilities;

(ix)           the Books and Records; provided, however, that the Company shall be entitled to retain copies of any materials reasonably necessary for its human resources, accounting, tax or legal purposes;

(x)            any and all of the Company’s claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against third parties used or held for use in or related to the conduct of the Business, the Acquired Assets or the Assumed Liabilities; and

(xi)           all prepaid expense items relating exclusively to the Business.

(b)           Excluded Assets.  Notwithstanding the provisions of Section 2.1(a), the following properties, assets and rights (“Excluded Assets”) shall not be transferred to the Buyer and therefore are not a part of the Acquired Assets:

(i)            all rights of the Company to Tax refunds, however arising, relating to the Acquired Assets and the Business for taxable periods prior to and including the Closing Date;

(ii)           all rights of the Company under this Agreement; and

(iii)          the Company’s contract with Protective Products International.

2.2           Acquired Liabilities; Excluded Liabilities.

(a)           Assumed Liabilities.  On the terms and subject to the conditions contained in this Agreement and except as otherwise provided in Section 2.2(b), at the Closing, Buyer will assume and thereafter pay, perform or otherwise discharge the following liabilities and obligations of the Company related exclusively to the Business (the “Assumed Liabilities”):

(i)            the obligations of the Company or the Business under the lease set forth on Section 4.9 of the Disclosure Schedule, to the extent arising after the Closing; and

(ii)           operating expenses of the Business incurred in the ordinary course of business and taken into account in determining the Working Capital Adjustment.

(b)           Excluded Liabilities.  Notwithstanding any other provision of this Agreement, the Company shall retain, and Buyer shall not assume or be responsible or liable with respect to any, liabilities and obligations of the Company other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.3           Purchase Price.  The purchase price to be paid by the Buyer for the Acquired Assets shall be Two Million Dollars ($2,000,000) (the “Estimated Purchase Price”), as adjusted pursuant to Section 2.4, consisting of and payable as follows:

(a)           Five Hundred Thousand Dollars ($500,000) in cash at the Closing (the “Closing Purchase Price”) to the Owner by wire transfer or delivery of other immediately available funds;

(b)           250,000 shares of the common stock, with a deemed value of $2.00 per share (the “Buyer Shares”), to be issued to the Owner on the Closing Date; and

(c)           One Million Dollars ($1,000,000) in cash on January 15, 2008 (the “Deferred Purchase Price”) to the Owner;

provided, however, that (i) Two Hundred and Fifty Thousand Dollars ($250,000) of the Deferred Purchase Price shall be held back and retained by the Buyer in accordance with Article VII and (ii) the One Hundred and Fifty Thousand Dollars ($150,000) balance due to the Buyer by the Company as of the date of this Agreement on account of Humvee sales shall be deducted from, and offset against, the Deferred Purchase Price, such that a total of Six Hundred Thousand Dollars ($600,000) shall be paid to the Owner by the Buyer by wire transfer or delivery of other immediately available funds on January 15, 2008.

2.4           Purchase Price Adjustment.

(a)           The Estimated Purchase Price shall be adjusted upward or downward, as applicable, on a dollar-for-dollar basis, by the amount (if any) by which Working Capital as of the Closing Date is greater or less than $775,000 (the “Working Capital Adjustment”).

(b)           Within 90 days following the Closing, the Buyer shall prepare or cause to be prepared a balance sheet of the Division as of the Closing, prepared in accordance with GAAP (the “Closing Date Balance Sheet”).  Promptly thereafter, the Buyer shall prepare and deliver to the Company a certificate, verified as to accuracy by the Buyer’s Chief Executive Officer or Chief Financial Officer (the “Closing Date Payment Certificate”) (i) attaching a copy of the Closing Date Balance Sheet and (ii) setting forth the actual amount of the purchase price (which actual amount is referred to as the “Actual Purchase Price”), taking into account the Working Capital Adjustment.  If within ten business days after the Closing Date Payment Certificate is delivered to the Company, the Company shall not have given written notice to the Buyer setting forth in detail any objection to the Actual Purchase Price, then such determination of the Actual Purchase Price shall be final and binding on the Parties.  If the Company, within such ten business day period following delivery of the Closing Date Payment Certificate, shall give written notice to the Buyer setting forth in detail any objection to such determination of the Actual Purchase Price, the Buyer and the Company shall endeavor to reach agreement within the ten business day period following the receipt by the Buyer or the Company of any notice of objection.  If the Parties are unable to reach agreement within such ten business day period, then the matter shall be submitted to the Independent Accountants for determination of the Actual Purchase Price, which determination shall be final and binding on the Parties.  In connection with the resolution of any dispute, each Party shall pay its own fees and expenses, including, without limitation, its own legal, accounting and consulting fees and expenses.  If the Actual Purchase Price (as determined by the Independent Accountants) is greater than the Actual Purchase Price as set forth in the Closing Date Payment Certificate by five percent or more, then the cost and expense of the Independent Accountants shall be paid by the Buyer.  If the Actual Purchase Price as determined by the Independent Accountants is less than the Actual Purchase Price as set forth in the Closing Date Payment Certificate, or exceeds the Actual Purchase Price as set forth in the Closing Date Payment Certificate by less than five percent, then the cost and expense of the Independent Accountants shall be paid by the Company.  If the Estimated Purchase Price is greater than the Actual Purchase Price, then the Owner shall repay to the Buyer within ten business days following receipt of the Closing Date Payment Certificate or, if disputed, within ten business days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, the difference between the Estimated Purchase Price and the Actual Purchase Price.  If the Owner shall fail to pay such amount when due, then the Buyer shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem such amount to be Damages in accordance with Article VII.  If the Actual Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall pay to the Owner, within ten business days following receipt of the Closing Date Payment Certificate or, if disputed, within ten business days following the earlier of the date on which the parties resolve their dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, the difference between the Actual Purchase Price and the Estimated Purchase Price.

2.5           Allocation of Purchase Price.  Following the Closing Date, the Buyer and the Owner shall in good faith agree on an allocation schedule for the Purchase Price (the “Allocation Schedule”) prepared by the Buyer allocating the Purchase Price among the Acquired Assets in accordance with the Code (together with all rules and regulations promulgated thereunder).  The Buyer and the Company agree to resolve any disagreement with respect to the Allocation Schedule in good faith.  The Buyer and the Owner hereby undertake and agree to timely file any information that may be required to be filed pursuant to regulations promulgated under the Code, and shall use the Allocation Schedule in connection with the preparation of any form relating to the transactions contemplated by this Agreement.  The Buyer and the Owner agree to promptly provide the other party with any additional information and reasonable assistance required to complete all forms or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

ARTICLE III

THE CLOSING; CONDITIONS TO CLOSING

3.1           Closing.  The Closing shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102 at 11:00 a.m., Eastern Time, on the date hereof (the “Closing Date”).  The documents to be delivered at the Closing may, at the election of the Parties, be exchanged by telecopier or email delivery of “pdf” files upon a written undertaking to provide original executed copies within one business day following the Closing.

3.2           Conditions to Obligations of the Buyer.  The obligations of the Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a)           Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations.

(i)            The Company and the Owner shall have obtained all of the waivers, permits, consents, approvals or other authorizations (including such waivers, permits, consents, approvals or other authorizations relating to the Agreements Requiring Consent), and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by the Agreement or are material to the conduct of the Business;

(ii)           The representations and warranties of the Company and the Owner set forth in Article IV shall be true and correct when made on the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(iii)          The Company and the Owner shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date; and

(iv)          No action, suit or proceeding shall be pending or threatened in writing by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of the Buyer to own, operate or control any of the assets or operations of the Business, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(b)           Performance by the Company.  The Company and the Owner shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise), signed by the Chief Executive Officer of the Company and the Owner to the effect that each of the conditions specified in Section 3.2(a) have been satisfied.

(c)           Closing Deliveries of the Company.  The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request, including without limitation:

(i)            a counterpart to the bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), executed by the Company and the Owner;

(ii)           a counterpart of an employment agreement with the Owner, in substantially the form attached hereto as Exhibit B (the “Quinlan Employment Agreement”), executed by the Owner;

(iii)          the certificate required pursuant to Section 3.2(b) above;

(iv)          a cross receipt executed by the Company and the Owner; and

(v)           such other certificates, deeds, bills of sale, endorsements, assignments, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer, as are reasonably requested by Buyer to effectively convey good and marketable right, title and interest in and to all of the Acquired Assets, free and clear of all Liens of every kind and nature.

(d)           Acceptance of Employment.  On or prior to the Closing Date, each of the Offered Employees shall have accepted Buyer’s offer of employment.

(e)           Reasonable Satisfaction of the Buyer.  All actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

3.3           Conditions to Obligations of the Company.  The obligations of the Company and the Owner under this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

(a)           Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.

(i)            The representations and warranties of the Buyer set forth in Article V shall be true and correct when made on the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date; and

(ii)           The Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(b)           Performance by the Buyer.  The Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise), signed by an officer of the Buyer, to the effect that each of the conditions specified in Section 3.3(a) have been satisfied.

(c)           Closing Deliveries of the Buyer.  The Company shall have received at or prior to the Closing such documents, instruments or certificates as the Company reasonably request, including without limitation:

(i)            payment of the Closing Purchase Price;

(ii)           the Buyer Shares;

(iii)          a counterpart of the Bill of Sale executed by the Buyer;

(iv)          a counterpart of the Quinlan Employment Agreement executed by the Buyer;

(v)           the certificate required pursuant to Section 3.2(b) above; and

(vi)          a cross receipt executed by the Buyer.

(d)           Reasonable Satisfaction of the Company.  All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

ARTICLE IV

REPRESENTATIONS OF THE COMPANY AND THE OWNER

The Company and the Owner, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding section or paragraph in this Article IV.

4.1           Organization, Qualification and Corporate Power.  The Company is a sole proprietorship validly existing and in good standing under the laws of the State of North Carolina.  The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its properties and/or the conduct of its business requires such qualification.  The Company has all requisite power and authority (corporate and other) to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.2           Authorization.  The Company and the Owner has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by the Company and the Owner.  This Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Company or the Owner is or shall be a party constitutes, or upon execution and delivery will constitute, the valid and binding obligations of the Company and/or the Owner, as applicable, enforceable against the Company and/or the Owner, as applicable, in accordance with their respective terms.  Neither the execution, delivery or performance by the Company or the Owner of this Agreement or any of the agreements provided for herein, nor the consummation by the Company or the Owner of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the passage of time or both, (a) conflict with or violate any provision of the organizational documents of the Company, (b) require any filing with, or any permit, authorization, consent or approval of, any domestic or foreign court, arbitration tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest on the Acquired Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

4.3           Financial Statements.

(a)           The Company has previously delivered to the Buyer (i) the audited balance sheets of the Company and the Division as of December 31, 2006 and 2005, and the related statements of income, shareholders’ equity and cash flows of the Company for the fiscal years then ended (the “Annual Financial Statements”), and (ii) the unaudited balance sheets of the Company and the Division as of October 31, 2007 (the “Current Balance Sheets”), and the related statements of income and cash flow of the Company and the Division for the ten-month period then ended (collectively, the “Current Financial Statements”).  The Annual Financial Statements and the Current Financial Statements (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied consistently with past practices, except that the Current Financial Statements exclude all footnotes and are subject to normal year-end adjustments (which, individually and in the aggregate, shall not be material in amount).

(b)           Each of the Financial Statements fairly presents in all material respects the assets, liabilities, business, financial condition, results of operations and cash flows of the Company or the Division, as applicable, as of the date thereof and for the period referred to therein, and is consistent with the Books and Records.  The Company’s s accruals for sales and bonus plans, vacation, sickness and disability expenses with respect to the Business are accounted for on the Current Balance Sheet and are, to the Company’s knowledge, adequate and properly reflect the expenses associated therewith in accordance with GAAP.

4.4           Absence of Certain Changes.  Since December 31, 2006, (a) there has not been any Material Adverse Change, nor has there occurred any event or development (not including events, circumstances or developments generally affecting the industry in which the Business does business or generally affecting the economy or business climate in the United States or elsewhere) which could reasonably be foreseen to result in such a Material Adverse Change, and (b) the Company has not taken any action that would, pursuant to the terms of Section 6.2, require the consent of Buyer if taken after the date hereof.

4.5           Undisclosed Liabilities.  The Business has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for liabilities shown on the Current Balance Sheet.

4.6           Tax Matters.

(a)           The Company and the Owner have timely filed all required Tax Returns related to the Business and the Acquired Assets and all such Tax Returns were correct and complete.  The Company and the Owner have timely paid all Taxes due on or before the Closing Date related to the Business and the Acquired Assets whether or not shown on any such Tax Returns.  The accrued but unpaid Taxes of the Company related to the Business and the Acquired Assets for tax periods or portions thereof through the date of the Current Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Current Balance Sheet.  All Taxes that the Company or the Owner is or was required by Law to withhold or collect with respect to the Business and the Acquired Assets have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity.

(b)           The Company has made available to the Buyer correct and complete copies of all foreign, federal and state income and state sales Tax Returns related to the Business and the Acquired Assets, current extensions, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2000.  The U.S. federal income Tax Returns of the Company are closed by the applicable statute of limitations for all taxable years through December 31, 1999.  No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)           The Company and the Owner has no actual or potential liability for any Taxes of any person or Business Entity (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. federal, foreign, state or local law), or as a transferee or successor, by contract or otherwise.

(d)           The Company is not  a “consenting corporation” within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and none of the assets of the Company are subject to an election under Section 341(f) of the Code.

(e)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)            The Company is not a party to any Tax allocation or sharing agreement.

(g)           To the knowledge of the Company, no claim exists by a taxing authority in any jurisdiction that the Company is, or may be, subject to Taxes assessed by such jurisdiction for any period for which it did not file a Tax Return in such jurisdiction.

(h)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4));

(i)            The Company is not and has never been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code).

(j)            None of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(k)           None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(l)            The Company has not undergone or will undergo as a result of the transactions contemplated by this Agreement a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

(m)          No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Treasury Regulation Section 1.1502-21(c) or Section 382 of the Code or comparable provisions of state law, except for such limitation resulting from the transactions contemplated by this Agreement.

(n)           The Company has not distributed to its security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)           The Company has no items of income or gain the recognition of which has been deferred pursuant to Treasury Regulation 1.1502-13 and which may be taken into account pursuant to the “acceleration rule” of Treasury Regulation Section 1.1502-13(d).

4.7           Assets.  The Company has good, valid and marketable title to, or valid leasehold interest in, the Acquired Assets free and clear of all Liens, except for the Permitted Exceptions.  The Acquired Assets include all material assets necessary or desirable for the conduct of its Business as presently conducted and as presently proposed to be conducted.  Each Acquired Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair in all material respects (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

4.8           Intellectual Property.

(a)           The Company currently owns, and the Buyer will own immediately after the Closing, all right, title and interest in and to each owned item of the Business Intellectual Property used in the operation of the Business, free and clear of all Liens; provided, however, that Buyer is not acquiring ownership of either of the two patent applications used in the operation of the Business, referred to as “MMP” and “releasable ballistic armored vest,” each of which is owned or co-owned by C.J. Quinlan (the “Patent Applications”).  The Company shall be granted, promptly after the Closing, a non-exclusive, perpetual, royalty-free, worldwide license to fully use and exploit the Patent Applications (and any patents issued as a result thereof, and/or continuations, continuations-in-part, divisional patents, or reissues relating thereto) in connection with its business.   The Company is entitled to use, and the Buyer will be entitled to use immediately after the Closing, each licensed item of the Business Intellectual Property used in the operation of the Business.

(b)           No Legal Proceeding has been made, is pending, has been asserted or, to the knowledge of the Company, is threatened by any Person that the current or intended use by the Business of the Business Intellectual Property, or that the operation of the Business infringes, misappropriates or violates the Intellectual Property of any Person.  The operation of the Business as presently conducted does not and will not, and the Business’s assets do not and will not, infringe, misappropriate or otherwise violate any Intellectual Property of any Person.  The Company has not assigned or agreed to assign to any other Person any Intellectual Property related to the Business as presently conducted.  There are no pending claims asserted or threatened by the Company alleging an infringement or misappropriation or violation by any Person of any Business Intellectual Property and, to the knowledge of the Company, no Person is engaging in any activity that infringes or misappropriates or violates any Business Intellectual Property.

(c)           The Company has taken reasonable steps to maintain and protect all of the Business Intellectual Property so as not to adversely affect the validity or enforceability thereof, and no loss or expiration of any of the Business Intellectual Property is threatened, pending or reasonably foreseeable (and not as a result of any act or omission by Seller including the failure to pay any required maintenance fees).  All employees of the Company included in the operation of, and with access to the Books and Records of, the Business have executed an employee invention assignment and nondisclosure agreement.  Each person or Business Entity who has or has had any rights in or to any Business Intellectual Property that was developed by such person or Business Entity on behalf of the Company has executed an agreement pursuant to which his, her or its entire right, title and interest in and to such Business Intellectual Property has been assigned to the Company.

4.9           Real Property.  The Company does not own any real property.  Section 4.9 of the Disclosure Schedule lists and describes briefly (or attaches a copy of) all real property leased or subleased to the Company related to the Business and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 4.9 of the Disclosure Schedule.  With respect to each lease and sublease listed (or required to be listed) in Section 4.9 of the Disclosure Schedule:

(a)           the lease or sublease is in full force and effect and has not been amended;

(b)           the lease or sublease will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

(c)           neither the Company nor, to the knowledge of the Company, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(d)           there are no disputes, oral agreements, forfeiture proceedings or forbearance programs in effect as to the lease or sublease;

(e)           the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)            all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as conducted during the periods covered by the Financial Statements;

(g)           to the knowledge of the Company, the owner of the facility leased or subleased by the Company has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions;

(h)           no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Company;

(i)            the Company is not obligated to pay any leasing or brokerage commission relating to such lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any lease; and

(j)            the Financial Statements contain adequate reserves in the Company’s reasonable opinion to provide for the restoration of the property subject to the leases at the end of the respective lease terms, to the extent required by the leases.

4.10         Contracts.

(a)           Each Acquired Contract (i) may be transferred to the Buyer pursuant to the terms of this Agreement, (ii) is in full force and effect, (iii) to the knowledge of the Company, is legal, valid, binding and enforceable against the other party thereto, (iii) will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, and (iv) no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration, under the Acquired Contract.

(b)           The Company is not a party to any written or oral arrangement related to the Business (i) to perform services or sell products which was expected at the time of entering into the arrangement to be performed at, or to result in, a loss, (ii) which requires the performance of services or the delivery of products by the Business at a fixed price (which shall include, for purposes of this Agreement, an agreement for the provision of services on a “time and materials not to exceed” basis), or (iii) for which the customer has already been billed or paid that have not been fully accounted for on the Current Balance Sheet.  The Company is not restricted by any written or oral arrangement from carrying on business anywhere in the world.

(c)           None of the Acquired Contracts requires the Company or Owner to obtain consent, permission, approval, novation, authorization or waiver from any person or entity for the consummation of the transactions contemplated hereby or any related agreement, including, but not limited to, under any Government Contract.

4.11         Government Contracts and Bids.

(a)           For purposes of this Section 4.11, the following terms have the following meanings:

(i)            The term “U.S. Government” includes any agency, department, division, subdivision or office of the U.S. Government, including the officials, employees and agents thereof.

(ii)           The term “Government Contract” means any prime contract with the U.S. Government and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with the U.S. Government, in each case, related to the operation of the Business.

(iii)          The term “Prime Government Contract” means any prime Contract with the U.S. Government related to the operation of the Business.

(b)           None of the Company’s Government Contracts are currently or are likely to experience cost, schedule, technical or quality problems that could result in claims against Company (or its successors in interest) by the U.S. Government, a prime contractor or a higher-tier subcontractor.

(c)           The Company has delivered to Buyer true and complete copies of all of its Government Contracts, and all quotations, bids and proposals therefor.

(d)           All of the Company’s Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect.  Such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and the Company has no knowledge that such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings.

(e)           The Company has complied with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”), the FAR cost principles and the cost accounting standards, where and as applicable to each of the Government Contracts and each of the quotations, bids and proposals for Government Contracts.

(f)            The Company has complied with all terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law.

(g)           All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Government Contracts and each of the Business’s quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of submission.

(h)           The Company has complied with all applicable representations, certifications and disclosure requirements under each of the Government Contracts and each of the quotations, bids and proposals for Government Contracts.

(i)            The Company has developed and implemented a government contracts compliance program which includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements.  The Company has delivered to Buyer a true and complete copy of such compliance program.

(j)            In connection with its Government Contracts, the Company is aware of no adverse or negative past performance evaluations or ratings by the U.S. Government, or of any facts that could result in any adverse or negative past performance evaluation or rating by the U.S. Government, and that could affect the evaluation of the Company’s (or its successor’s) bids or proposals for future Government Contracts.

(k)           With respect to the Government Contracts, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other person has notified the Company, either orally or in writing, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification.

(l)            No facts exist which could give rise to liability under the False Claims Act.

(m)          No facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Government Contracts.

(n)           The Company is aware of and has received no show cause, cure, deficiency, default or similar notice relating to any of the Government Contracts.

(o)           None of the Government Contracts has been terminated for default.

(p)           The Company has received no notice, written or otherwise, terminating any of the Government Contracts for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

(q)           There are no outstanding claims or disputes relating to the Government Contracts and involving either the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party and, to the knowledge of the Company, no facts or allegations exist that could give rise to such a claim or dispute in the future.

(r)            There are no outstanding claims or disputes relating to the Company’s Government Contracts which, if resolved unfavorably to the Company, would increase the Company’s cost to complete performance of such Government Contract above the amounts set forth in the estimates to complete prepared by the Company and delivered to Buyer for each Government Contract.  In addition, there are no known or reasonably foreseeable expenditures which would increase the cost to complete performance of the Government Contracts above the amounts set forth in the estimates to complete.

(s)           Neither the Company nor any shareholder, partner, retained consultant or other individual associated with the Business, has been or is now suspended, debarred or proposed for suspension or debarment from government contracting.  No facts exist which could cause or give rise to such suspension or debarment, or proposed suspension or debarment.

(t)            No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

(u)           The Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Government Contracts and, to the knowledge of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.  No audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice which could affect the assets, business or financial statements of the Business or the Company’s continued eligibility to receive and perform Government Contracts.

(v)           The Company has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Government Contracts or quotations, bids and proposals for Government Contracts.  To the knowledge of the Company, there is no basis for any such investigation or indictment.

(w)          The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Government Contracts or quotations, bids and proposals for Government Contracts.  The Company neither knows nor has reason to know of any basis for any such proceeding.

(x)            The Company has made no payment, directly or indirectly, to any person in violation of applicable U.S. Government procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(y)           Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company under any of the Government Contracts.

(z)            The Company’s cost accounting, purchasing, inventory and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of all of the Government Contracts.

(aa)         Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any costs claimed by the Company under the outstanding Government Contracts.  To the knowledge of the Company, no fact or occurrence exists that could be a basis for disallowing any such costs.

(bb)         The Company has made no assignments of the Government Contracts or of any interests in the Government Contracts.  The Company has entered into no financing arrangements with respect to the performance of any outstanding Government Contract.

(cc)         No U.S. Government property has been provided to the Company pursuant to the Government Contracts.

(dd)         The Company has complied with all applicable requirements under each of the Government Contracts relating to the safeguarding of and access to classified information.

4.12         Accounts Receivable.  All accounts receivable of the Company with respect to the Business reflected on the Current Balance Sheet, or that have arisen since the date of the Current Balance Sheet, are valid receivables subject to no setoffs or counterclaims and are current and collectible, and have been or will be collected in full in accordance with the terms of such accounts receivable (and in any event within 120 days after the date on which such receivables were first invoiced).

4.13         Insurance.  The Company maintains policies of fire and casualty, liability and the other forms of insurance with respect to the Business (the “Insurance Policies”), and has had no claims under such Insurance Policies since January 1, 2004.  All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be required to be paid with respect to any period ending prior to the Closing Date) and the Company is otherwise in compliance with the material terms of such Insurance Policies.  The Company has not received any notice, and to the knowledge of the Company is not otherwise aware, of any threatened termination of, or premium increase with respect to any such Insurance Policies.

4.14         Litigation.  Neither the Company nor Owner is subject to (a) any unsatisfied judgment, order, decree, stipulation or injunction, and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or by a private party or before any arbitrator related to the Business to which the Company or the Owner is a party or, to the knowledge of the Company, is threatened to be made a party.

4.15         Employees.

(a)           Section 4.15(a) of the Disclosure Schedule contains a list of all employees of the Company whose responsibilities or duties relate, in whole or in part, to the Business, or who are otherwise performing services related to the Business (each a “Business Employee”), along with the position, date of hire, the annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, and all sales and bonus plans in which such employee participates.  None of such employees is a party to an employment agreement or contract with the Company.

(b)           No Business Employee holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations.

(c)           The Company has obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL.  The Company has complied with all material terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations.  The Company has provided the Buyer with a written statement which summarizes the compliance of the Company with the DOL regulations governing labor condition applications.

(d)           The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to the Business Employees.

(e)           Neither the Company or any director, officer, trustee or other key employee of the Company, or any Affiliate thereof, owns, directly or indirectly, individually or collectively, any interest in any Business Entity which is in a business similar or competitive to the Business or which has any existing undisclosed contractual relationship with the Company relating to the Business.

4.16         Employee Benefits.

(a)           The Company has made available to Buyer true and complete copies of each plan, program, policy or Contract providing for compensation, bonuses, pension, retirement, profit sharing, health, dental, vision, life, disability, severance, termination pay, performance awards, equity or “profits interested” awards, fringe benefits or other employee benefits of any kind, if any, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by the Company or any Affiliate in which any current or former employee, officer, consultant, independent contractor, agent or manager of the Company participates (collectively, the “Company Plans”), and any related funding mechanism associated with such Company Plan.  The Company has no policy, arrangement or agreement that provides incentive compensation, performance awards, equity or “profit interested” awards or any other bonus payments.

(b)           Each Company Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including, if applicable, ERISA and the Code.  Each Company Plan intended to qualify under Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that has or could reasonably be expected to materially adversely affect such qualification.  The Company has made available to Buyer a true and complete copy of such determination letters.

(c)           There is no legal proceeding pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan.

(d)           No Company Plan is under audit or, to the knowledge of the Company, investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(e)           The execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Company Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officers or managers of Seller.

4.17         Environmental Matters.  The Company has complied with all applicable Laws relating to the environment or occupational health and safety.  To the knowledge of the Company, there have not been, at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Company related to the Business, any releases of any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any environmental Law.

4.18         Legal Compliance.  The Company’s operation of the Business is and has been in compliance with each Law (including rules and regulations thereunder) of any U.S. federal, foreign, state, regional, provincial or local government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby and which, if not complied with, would impair the ability of the Parties to consummate the transactions contemplated hereby or (b) is applicable to the Company or the Business.

4.19         Permits.  There are no material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity applicable to the ownership or operation of the Business (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) required for the Company to conduct the Business as presently conducted or as proposed to be conducted.

4.20         Certain Business Relationships With Affiliates.  Neither the Company or any Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Business, (c) owes any money to the Business or (d) is a party to any contract or other arrangement (written or oral) with the Business (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as “Related Party Transactions”).

4.21         Broker’s Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.22         Books and Records.  The Books and Records of the Business accurately reflect in reasonable detail all material transactions relating to the Business.

4.23         Customers and Suppliers.  Except as provided in the written contracts applicable to such customers, none of the customers of the Business has indicated in writing to the Company that it will stop buying services or products from the Business.  No material supplier or exclusive supplier of the Business has indicated in writing to the Company within the past year that it will stop supplying materials, products or services to it.

4.24         Disclosure.  No representation or warranty by the Company contained in this Agreement (including the Disclosure Schedule) or any agreement to be entered into in connection herewith and no certificate furnished in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Business with adequate information as to the Business and its properties, assets, liabilities, business, condition and prospects.

4.25         Investment Intent.

(a)           In evaluating the suitability of an investment in Buyer by means of the acquisition of the Buyer Shares, the Owner has not relied upon any representations or other information (whether written or oral) from Buyer, except as expressly set forth herein.  Owner also acknowledges that she has relied solely upon the information contained herein and upon investigations made by her in making the decision to invest in Buyer.

(b)           The Owner recognizes that any information furnished by Buyer does not constitute investment, accounting, tax or legal advice.  Moreover, Owner is not relying upon Buyer with respect to her tax and/or other economic circumstances in connection with her investment in Buyer.  In regard to the tax and other economic considerations related to such investment, the Owner has relied on the advice of, or has consulted with, only her own professional advisors.

(c)           The Owner is aware that the Buyer Shares are being offered and sold by means of an exemption under the Securities Act of 1933, as amended (the “Securities Act”), as well as exemptions under certain state securities laws for nonpublic offerings, and that she makes the representations, declarations and warranties as contained in this Section 4.25 with the intent that the same shall be relied upon in determining her suitability as a purchaser of such capital stock.

(d)           The Owner is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of an investment in Buyer and of making an informed investment decision.

(e)           The Owner is aware that she cannot sell or otherwise transfer the Buyer Shares without registration under applicable securities laws or without an exemption therefrom, and is aware that she will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, the capital stock of Buyer has not been registered with any regulatory authority of any state and, therefore, cannot be transferred or resold unless subsequently registered under applicable securities laws or an exemption from such registration is available.  The Owner also understands that the Buyer is under no obligation to register the capital stock of Buyer on the Owner’s behalf or to assist the Owner in complying with any exemption from registration under applicable securities laws.

(f)            The Owner recognizes that no federal or state agency has recommended or endorsed the purchase of the capital stock of Buyer or passed upon the adequacy or accuracy of the information set forth herein, and that Buyer is relying on the truth and accuracy of the representations, declarations and warranties made by the Owner as contained herein in selling the Buyer Shares.

(g)           The Owner has at all times been given the opportunity to obtain reasonably requested additional information, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Buyer concerning the terms and conditions of her investment in Buyer and the nature and prospects of Buyer’s business.

(h)           The Owner recognizes that (i) there is currently no public market for the capital stock of Buyer, and that it is extremely unlikely that there will be such a market in the future, and (ii) the transferability of the capital stock of Buyer will also be restricted by state and/or federal law.  Thus, the Owner realizes that she cannot expect to be able to liquidate her investment in Buyer readily or at all in case of an emergency.

(i)            The Owner is acquiring the Buyer Shares for investment for her own account and not with a view to or for sale in connection with any distribution of the capital stock of Buyer to or for the accounts of others.  The Owner agrees that, without limiting any other restrictions on transfer applicable to the Buyer Shares, she will not dispose of the capital stock of Buyer, or any portion thereof or interest therein, unless and until counsel for Buyer shall have determined that the intended disposition is permissible and does not violate the Securities Act or the rules and regulations promulgated thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.

(j)            The Owner recognizes that the acquisition of the Buyer Shares is a speculative investment and any financial forecasts or other estimates which may have been made by Buyer merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur.  As a consequence, such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained.

(k)           The Owner understands and agrees that a legend in substantially the following form may be placed on all certificates evidencing the Buyer Shares:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS

SUBSEQUENTLY REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

ARTICLE V

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Company and the Owner as follows:

5.1           Organization, Qualification and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.  The Buyer has all requisite power and authority (corporate and other) to carry on the business in which it is engaged and to own and use the properties owned and used by it.

5.2           Authorization.  The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by the Buyer.  This Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party will constitute, the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.  The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except as may be required under applicable securities laws, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

5.3           Broker’s Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1           Best Efforts.  Each Party shall use its best efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions set forth in Sections 3.2 and 3.3 and to consummate the transactions contemplated by this Agreement.  Notwithstanding anything in this agreement to the contrary, no Party shall be required to commence any litigation, arbitration or other proceeding or otherwise expend or allocate funds or other resources in greater than commercially reasonable amounts in order to consummate the Closing.

6.2           Consents.  The Company and the Owner, at their own cost and expense, will give all required notices to any third parties and will use commercially reasonable efforts to obtain all third party consents, approvals and other authorizations of any third parties that are required or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

6.3           Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Company and the Owner shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation as the Buyer may reasonably request, and take all such other action as the Buyer may reasonably request, to comply with the terms of this Agreement and consummate the transactions contemplated hereby, including to put the Buyer in actual possession and operating control of the Acquired Assets and the Business and/or to assist the Buyer in exercising all rights with respect thereto.

6.4           Employment and Employee Benefits.

(a)           Buyer will offer to employ, commencing as of the Closing Date, such employees of the Company as it may deem desirable (the “Offered Employees”).  The employees who accept Buyer’s offer of employment and commence employment as of the Closing Date are collectively referred to herein as the “Transferred Employees.”

(b)           Effective as of the Closing Date, Transferred Employees shall cease participation in any and all Company Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by Buyer or one of its Affiliates (the “Buyer Plans”).   With respect to any vacation accruals for Transferred Employees, as soon as practicable after the Closing Date but within the time period as may be required by law, the Company shall pay to each Transferred Employee a single lump sum payment equal to his or her accrued vacation.

(c)           The Company shall retain, assume, bear and discharge all liabilities for any and all claims incurred or made by Transferred Employees (as well as any other employee of the Company) and their dependents and beneficiaries under any Company Plan.

6.5           Non-Competition; Non-Solicitation.

(a)           Beginning on the Closing Date and continuing until five years thereafter or, in the case of the Owner, until one year following the termination for any reason of her employment with the Buyer or any of its Affiliates, whichever is later, neither the Company or any of its Affiliates or the Owner will (whether directly or indirectly, through any Affiliate or other Person, or in the name or on behalf of Affiliate or other Person, whether acting as an officer, director, shareholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender, manager or otherwise or as the assign of any such Person):

(i)            compete with the Buyer or its Affiliates in, or otherwise engage in, any aspect of the Business, or any business similar to the Business, at locations in the Geographic Area, or from outside of the Geographic Area into the Geographic Area;

(ii)           divert or attempt to divert, solicit or attempt to solicit, interfere with or attempt to interfere with, take away or attempt to take away, or accept work or activities relating or similar to the work or activities conducted by the Business from any Existing Customer within the Geographic Area, or from outside the Geographic Area into the Geographic Area; or

(iii)          solicit for employment, or induce to leave the employ of the Buyer, any Person who is, or within the six months prior thereto was, an employee of the Buyer working in the Business (including any Transferred Employee) (a “Protected Employee”), or hire any Person who is known by the Company or any Affiliate of the Company to be, or within the six months prior thereto to have been, a Protected Employee.

In the event of a breach by the Company or any of its Affiliates or by the Owner of any covenant set forth in this Section 6.9, the term of such covenant will be extended for the Company and all of its Affiliates and for the Owner by the period of the duration of such breach.

(b)           The Company and the Owner acknowledge that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 6.9 are fair and reasonably required for the protection of the Buyer and the Business.  If a final Order declares that any term or provision of this Section 6.9 is invalid or unenforceable, the Parties agree that the Governmental Entity  making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable against the parties as so modified.  The Company and the Owner agree that any violation of the covenants contained in this Section 6.9 will cause irreparable damage to the Buyer; therefore, in addition to any other remedies the Buyer may have under this Agreement or otherwise, the Buyer will be entitled to an injunction from any court of competent jurisdiction restraining the Company and its Affiliates and/or the Owner, as applicable, from committing or continuing any violation of this Section 6.9, without the requirement of posting any bond or other indemnity.

6.6           Confidentiality.  At all times from and after the Closing Date, the Company and the Owner will, and will cause their respective Affiliates to, keep secret and retain in the strictest confidence, and not disclose or use for the benefit of themselves or others, any information with respect to the Business, the Acquired Assets or the Assumed Liabilities including the Business Intellectual Property and other know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes of the Business, that remains in or comes into its or her possession in any form after the Closing, other than any of the foregoing which are in the public domain (except through the conduct of the Company, the Owner or any of their respective Affiliates that violates this Section 6.10) (collectively, “Confidential Information”).  In the event the Company, the Owner or any of their Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the Company or the Owner, as applicable, will notify the Buyer promptly in writing of the request or requirement so that the Buyer may seek an appropriate protective Order or waive compliance with this Section 6.10.  If, in the absence of a protective Order or receipt of a waiver hereunder, the Company, the Owner or any of their respective Affiliates are, on the written advice of counsel, compelled by Law to disclose any Confidential Information, then the Company, the Owner or such Affiliate, as applicable, may disclose such Confidential Information, provided that the Company, the Owner or such Affiliate (a) has given the notice to the Buyer referenced within and (b) cooperates, at the Buyer’s request and expense, with the Buyer’s efforts to obtain an Order or other assurance that confidential treatment will be accorded to such Confidential Information.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by the Company and the Owner.  The Company and the Owner, jointly and severally, shall indemnify the Buyer and its Affiliates, and their respective directors, officers, employees, agents and representatives (the “Buyer Indemnified Persons”) in respect of, and hold the Buyer Indemnified Persons harmless against, any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, and whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by the Buyer Indemnified Persons resulting from or arising out of (a) any breach of any representation or warranty (in each case, disregarding any Material Adverse Change, Material Adverse Effect, materiality or similar qualification or exception contained therein) of the Company or the Owner pursuant to Article IV, (b) any failure to perform any covenant or agreement of the Company or the Owner contained in this Agreement or in any other agreement, certificate or other document delivered pursuant to this Agreement, (c) any acts or omissions of the Company before or after the Closing Date, including the operation of the Business before the Closing Date, (d) the Excluded Liabilities, (e) the pre-Closing portion of any taxable period which begins before, and ends after, the Closing, to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Closing Date Balance Sheet, or (f) any claim by any person or Business Entity for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person or Business Entity with the Company (or any Business Entity acting on behalf of the Company) in connection with the transactions contemplated hereby.

7.2           Indemnification by the Buyer.  The Buyer shall indemnify the Company and the Owner (the “Seller Indemnified Persons” and together with the Buyer Indemnified Persons, the “Indemnified Persons”) in respect of, and hold the Seller Indemnified Persons harmless against, any and all Damages incurred or suffered by the Seller Indemnified Person resulting from or arising out of (a) any breach of any representation or warranty of the Buyer pursuant to Article V or (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, certificate or other document delivered pursuant to this Agreement.

7.3           Method of Asserting Claims.

(a)           If an Indemnified Person has incurred or suffered Damages for which it is entitled to indemnification under this Article VII, such Indemnified Person shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a “Claim Notice”) to the Party or Parties responsible for indemnification with respect thereto (collectively, the “Indemnifying Party”).  Each Claim Notice shall state the amount of claimed Damages (the “Claimed Amount”), if known, and the basis for such claim.

(b)           Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall provide to the Indemnified Person a written response (the “Response Notice”) in which the indemnifying Party shall:  (i) agree that all of the Claimed Amount is owed to the Indemnified Person, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person, or (iii) contest that any of the Claimed Amount is owed to the Indemnified Person.  The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under this Article VII.  If no Response Notice is delivered by the Indemnifying Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Person.

(c)           If the Indemnifying Party in the Response Notice agree (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnified Person, the Indemnifying Party shall promptly pay to the Indemnified Person an amount equal to the Claimed Amount.  If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Person, the Indemnifying Party shall promptly pay to the Indemnified Person an amount equal to the Agreed Amount set forth in such Response Notice.  Acceptance by the Indemnified Person of part payment of any Claimed Amount shall be without prejudice to that Indemnified Person’s right to claim the balance of any such Claimed Amount.  If the Indemnifying Party in the Response Notice contests all or part of the Claimed Amount (the “Contested Amount”), the Indemnifying Party and the

Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either may commence a lawsuit or other appropriate proceeding in a court of competent jurisdiction.

(d)           The Indemnified Person shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability for Damages hereunder except to the extent of any Damage or material prejudice caused by or arising out of such delay.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Party acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article VII, (ii) the third party seeks monetary damages only and (iii) an adverse resolution of the third party’s claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Person or the business, operations or future conduct of the Indemnified Person.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Person shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Person reasonably concludes that the Indemnifying Party and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  Except as provided in Section 7.3(e) below, the Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

(e)           If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VII, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Article VII, and (iii) such Indemnified

Person shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Person’s entitlement to indemnification under the terms of this Article VII).

7.4           Set-Off

(a)           The Buyer may (but shall not be obligated to) set off against and recoup from any amounts payable to Owner or the Company hereunder (including the Held Back Amount) any Damages for which the Company or the Owner may be responsible pursuant to this Article VII, subject to the remaining provisions of this Section 7.4.

(b)           The Buyer shall give written notice to the Owner of any claim for Damages or any other damages hereunder, which notice shall set forth (i) the amount of Damages or other loss, damage, cost or expense which Buyer claims to have sustained by reason thereof, and (ii) the basis of the claim therefor.

(c)           Such set off and recoupment shall be effected on the later to occur of the expiration of ten (10) days from the date of such notice (the “Notice of Contest Period”) or, if such claim is contested, the date the dispute is resolved.

(d)           If, prior to the expiration of the Notice of Contest Period, the Owner shall notify the Buyer in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period (the “Resolution Period”), then the Buyer may elect that such dispute shall be resolved by a committee of three (3) arbitrators (one appointed by the Buyer, one appointed by Owner and one appointed by the two arbitrators so appointed), which shall be appointed within sixty (60) days after the expiration of the Resolution Period.  The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within forty-five (45) days of being appointed and shall be final and binding on all Parties.

(e)           All set offs, recoupments and payments of Damages pursuant to this Section shall be treated as adjustments to the purchase price hereunder.

(f)            The Buyer shall deliver to the Owner by no later than July 15, 2008 any portion of the Held Back Amount then held by it unless there then remains unresolved any claim for Damages or other damages hereunder as to which notice has been given, in which event any Held Back Amount remaining on deposit after such claim shall have been satisfied shall be delivered to the Owner promptly after the time of satisfaction.

7.5           No Bar; Waiver.  If the Held Back Amount is insufficient to set off any claims for Damages hereunder (or has been paid to the Company prior to the making or resolution of such claim), or if the Buyer does not elect to set off any Damages from the Held Back Amount, then the Buyer may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Damages.

7.6           Effect of Investigation.  The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of the Company or the Owner contained in or made pursuant to this Agreement or any other document executed in connection with the transactions contemplated hereby shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

7.7           Survival.

(a)           Unless otherwise specified in this Section 7.5 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms.

(b)           Except for claims based on fraud or knowing misrepresentation, the representations and warranties of the Company set forth in Article IV or in any other location in this Agreement, including the certificate delivered by the Company pursuant to Section 3.2, and the related indemnification obligations set forth in Section 7.1(a) shall survive the Closing and the consummation of the transactions contemplated hereby and continue for three years following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.1 (Organization, Qualification and Corporate Power), Section 4.2 (Authorization) and Section 4.7 (Assets) shall survive indefinitely following the Closing and (ii) the representations and warranties contained in Section 4.6 (Tax Matters), Section 4.16 (Employee Benefits) and Section 4.17 (Environmental Matters) (the “Surviving Representations”) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 30 days following the expiration of the applicable statute of limitations relating to the matters covered thereby.

(c)           The date on which any particular representation, warranty or indemnification obligation of the Company terminates shall be referred to herein as the “Termination Date.”  If a notice of a claim is given in accordance with the notice provisions of this Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

(d)           Except for claims based on fraud or knowing misrepresentation, the representations and warranties of the Buyer set forth in Article V or in any other location in this Agreement, including the certificate delivered by the Buyer pursuant to Section 3.3, and the related indemnification obligations set forth in Section 7.2(a) shall survive the Closing and the consummation of the transactions contemplated hereby and continue for three years following the Closing.

ARTICLE VIII

TERMINATION

[RESERVED]

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, overnight courier or registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

American Defense Systems, Inc.
230 Duffy Avenue
Unit C
Hicksville, NY  11801
Fax:  (516) 390-5308
Attention:  Anthony Piscitelli

with a copy to:

Greenberg Traurig, LLP
1750 Tysons Blvd.
Suite 1200
McLean, Virginia 22102
Fax: (703) 749-1301
Attn: Jeffrey Houle, Esq.

To the Company or the Owner:

Tactical Applications Group, LLC
1941 Lejeune Blvd.
Jacksonville, NC
Fax: (      )       -
Attn: Lisa Sue Quinlan

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) upon verification of receipt, if delivered by telecopy during regular business hours, or the next business day, if delivered by telecopy after regular business hours, (c) one business day after it is sent via a reputable nationwide overnight courier service or (d) three business days after being sent, if sent by registered or certified mail.

9.2           Successor and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that the Buyer, on the one hand, and the Company and its subsidiaries, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Parties; provided, that the Buyer may assign its rights, interest and obligations hereunder to (a) an Affiliate of the Buyer or (b) to a person who acquires (whether by stock or asset purchase, merger or otherwise)

all or substantially all of the business or assets of the Buyer, the Company or the business of the Company.  Any assignment in contravention of this provision shall be void.  No assignment shall release the Company from any obligation or liability under this Agreement.

9.3           Entire Agreement; Amendments; Attachments.

(a)           This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties (including, without limitation, the letter of intent among the Parties dated October 22, 2007).  The Parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Company.

(b)           If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.  The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

9.4           Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.5           Expenses.  Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company will pay all fees and expenses incurred by the Company in connection with the transactions contemplated hereby.  The Company shall be responsible for payment of all sales or transfer Taxes (including, without limitation, real property transfer Taxes) arising out of the conveyance of the Acquired Assets.

9.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

9.7           Section Headings.  The section headings in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be one and the same document.  This Agreement may be executed and delivered by facsimile transmission, and any counterpart so delivered shall be treated as an original for all purposes binding and enforceable against the person so executing and delivering.

9.9           Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any U.S. federal, foreign, state, regional, provincial or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.10         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than (a) the Parties and their respective successors and permitted assigns and (b) the Indemnified Persons pursuant to Article VII.

9.11         Specific Performance.  Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 9.12), in addition to any other remedy to which it may be entitled, at law or in equity.

9.12         Submission to Jurisdiction.  Each of the Parties (a) submits to the non-exclusive jurisdiction of any state or federal court sitting in the Nassau County, New York in any action or proceeding arising out of or relating to this Agreement and (b) agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.1.  Nothing in this Section 9.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.

BUYER:

AMERICAN DEFENSE SYSTEMS, INC.

By:
Name:
Title:

COMPANY:

TACTICAL APPLICATIONS GROUP

By:
Name:
Title:

OWNER:

Lisa Sue Quinlan